Third Quarter 2008 Earnings
Conference Call
August 1, 2008

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our third quarter results for fiscal 2008. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. The audio replay and slide presentation will be available on the web for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our fiscal 2008 second quarter earnings conference call on May 1, 2008 and updated certain figures on June 26, 2008.

On June 26, we announced that we would be recording asset impairment charges of approximately $175 million at our European refuse collection vehicle business. The actual amount of the impairment is $175.2 million pre-tax and $173.1 million, net of tax. Unless stated otherwise, all figures and data that we discuss today will relate to our performance excluding the non-cash asset impairment charges. For the purposes of our discussion today, we believe that excluding the impairment charges is the best way for you, the participants on this call, to better understand our operating performance.

A reconciliation of these non-GAAP measures to the most comparable GAAP measures can be found in the last slide of our presentation as well as in our earnings release, both of which are available on our website.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Q3 2008 Highlights

Thank you, Pat. Good morning and thank you all for joining us today.

On June 26, we pre-announced much of what we will discuss today. We know that some investors were disappointed with our pre-announcement, but order activity in our European access equipment business didn’t reach our expectations in June and that was compounded by late, multiple order cancellations in the region. Despite that situation, in the third quarter, we delivered nearly 30% sales growth in our European access equipment business and 27% operating income growth in the segment. This drove consolidated sales of nearly $2 billion and operating income of just over $180 million. While operating income was down about 6% from the prior year, our domestic non-defense markets were generally estimated to be down anywhere from 10% to 70% through the first nine months of our fiscal year compared to the same period last year. So, in that environment, our teams delivered a solid performance in the third quarter and probably gained market share in a few product lines.

As we said on June 26, we also expect our fourth fiscal quarter earnings per share to fall below our previous estimates from May 1, 2008 and from prior year performance. Essentially, we expect modestly improved performance in all segments except access equipment in the fourth quarter. We expect fourth quarter access equipment sales volumes to decline in several Western European countries as those economies slow down. Coupled with the North American access equipment downturn that we began to face earlier in the year, and steel and other cost increases bearing down on us, we now expect much lower access equipment operating income in the fourth quarter. This drives our EPS estimate range of $0.50 to $0.65 for the fourth fiscal quarter and $3.15 to $3.30 for fiscal 2008.

Despite these signs of market weakness in access equipment, we have been realizing strong independent rental company orders in North America and pockets of order strength globally that should help us manage through the current downturn. And, we will continue to challenge our team to deliver market-leading performance.

Because sales curtailed late in the third quarter, we had a little more inventory than planned at June 30, but we were still able to pay down nearly $80 million of debt in the third quarter. We’ve adjusted our production rates to match current demand levels, which should permit us to generate additional free cash flow over the next six months.

Please turn to slide 4.

Managing Proactively for Market Conditions

During these challenging times, we are managing the business primarily to mitigate difficult market conditions, to aggressively drive cash flow for debt reduction and to invest in a limited number of initiatives that will strengthen the business for the next upcycle. We are actively engaged in a comprehensive set of activities designed to improve our cost structure across the entire company. Teams throughout the company are working to make significant reductions to our operating and overhead expenses. We expect these actions to be completed by mid-September so that we enter fiscal 2009 with a more competitive cost structure. In November, when we provide fiscal 2009 estimates, we will quantify these reductions for you. We are also aggressively pursuing lower cost sourcing initiatives to offset some of the cost pressures we are seeing.

While it is still relatively early, we are pleased by the results of our recently enacted price increases in our fire & emergency and commercial segments and expect these increases to greatly reduce the impact of rising material costs.

In the access equipment segment, it’s too soon to assess the impact of price increases that will take effect on October 1, but we do know that other competitors have also announced price increases.

As we mentioned on our call in late June, we are implementing an aggressive plan to reduce debt, primarily focused on driving down excess inventory and reducing working capital. We believe debt reduction is our best use of cash at this time and will continue to look for opportunities to reduce our debt.

While we are focusing on cost reductions and cash flow generation, we remain committed to prudent investments in growth initiatives. Many of those initiatives are expanding our business globally and you’ve seen the results in our international sales growth over the last 18 months. We expect to share more with you as these initiatives gain traction.

Oshkosh Corporation is a strong and resilient company. We have leading brands and leading market positions in almost all of the markets in which we compete. And while we face weakness in several of our markets, we remain focused and will execute on our business plans to mitigate the near-term set of challenges and build a strong foundation for when the economy recovers.

At this time, I will turn it over to our president, Charlie Szews, to discuss details on each of our business segments and review some of our operating highlights and challenges.

Charlie Szews

Thanks Bob. Your operating teams are up to the challenges and we’ll do our best to deliver market-leading performance. Let’s talk about some of the highlights from the most recent quarter. Please turn with me to slide 5 and we’ll get started.

Access Equipment

JLG continued to perform very well in most international markets in the third quarter. With strong performance across most of Europe, this segment led the way in the quarter by increasing sales, operating income and operating income margins compared to the prior year. Sales in Europe were up nearly 30% in the third quarter despite weakness late in the quarter. While we expect demand in Spain, the UK and France to remain soft into 2009, we believe that our European business will be supported into 2009 with pockets of strength in Western Europe and continued demand across Eastern Europe.

On June 26, we described how the large rental companies in North America had informed us of their intentions to further decrease purchases for the remainder of calendar 2008. Our sales efforts with the independent rental channel are helping offset softness with the large national customers. In the near term, we expect weak residential and non-residential construction spending to limit our sales in North America, although we continue to experience strong demand for certain products such as our larger ultra booms. We are also driving growth with our GroundSupport aftermarket initiative. JLG products are designed to be remanufactured and more customers are recognizing the benefits from remanufacturing, especially as steel prices have escalated.

Emerging markets for access equipment, like Russia, the Middle East, Latin America and Asia, remain solid due to strength in commodity pricing and infrastructure projects, and are becoming larger parts of JLG’s overall business.

As Bob mentioned, we are focused on improving our cost structure and are aggressively implementing plans to address what we believe will be softer market conditions for this segment in the near term. We announced plans to reduce our hourly and salaried workforce at JLG by approximately 600 positions. Most of these reductions have already occurred. We have also adjusted our production schedules to track more directly with demand as we work to reduce inventories and convert working capital into cash.

Our new pricing at JLG takes effect worldwide for orders received beginning October 1, 2008. We expect this action will begin to mitigate the impact of the cost increases we’re experiencing. We believe we will receive limited benefit from the price increase in our first quarter of fiscal 2009, but we expect to substantially cover our cost increases with these higher selling prices by early calendar 2009.

Please move with me to slide 6 and let’s take a look at defense.

Defense

The defense segment posted another strong quarter, as both parts & service revenues and truck production increased. We are experiencing lower margins in this segment, as negotiated margins have been lower under recent contract renewals, but this is not a change from our outlook over the last year or so.

This segment’s solid backlog and recently approved federal funding requests give us confidence and visibility through fiscal 2009 and provide a solid foundation for fiscal 2010. The approved supplemental budget includes more than $2 billion for Oshkosh products, and is focused mainly on our Family of Heavy Tactical Vehicle (“FHTV”) products. I should remind you, though, that this money is very fluid and subject to reprogramming until it is put under contract.

We moved some vehicle production from our South Plant location to our Harrison Street location, which are both located here in Oshkosh. This capacity expansion was executed with great skill as our operations team reconfigured the inside of the 300,000 square foot Harrison Street facility. This capacity will be needed to meet the expected increased demand for Oshkosh military vehicles in fiscal 2009.

Finally, we talked with you at length on the last quarterly earnings call about the Joint Light Tactical Vehicle (“JLTV”) competition. The timing of the downselect for this program has moved back to sometime in late summer or possibly into the fall. I should remind you that production volumes are not likely until 2012 or 2013, but could commence as early as 2010 or 2011 if both urgent requirements and the technical capabilities of technology development vehicles warrant a modification to the timeline.

Please turn to slide 7.

Fire & emergency

Soft markets continue to impact most of our fire & emergency businesses. We are pleased that our Pierce fire apparatus business continues to outperform in a tough market. The strength of our new product launches over the last year-and-a-half is really beginning to pay off as we have had significant orders for our Velocity and Impel chassis, as well as for the Pierce Ultimate Configuration, or “PUC”. We do have some start-up production inefficiencies for these models that we are working through, but that is expected. Overall, this business is performing well in a down market, and gained several share points in the most recently announced quarterly market share data.

The airport products business was once again led by strong aircraft rescue and firefighting (“ARFF”) vehicle shipments and vigorous order activity in international markets to support global airport expansion.

Higher fuel prices and economic weakness have negatively impacted our towing and recovery business, while changes in Medicare reimbursement rates continued to adversely impact sales of our mobile medical units. We have several cost reduction initiatives underway to improve the profitability for both of these businesses.

Please turn to slide 8.

Commercial

Despite the asset impairment charges that we announced last month, we are making progress at Geesink. We have worked to aggressively reduce our fixed cost structure in this business. And, while we continued to experience inefficiencies in the third quarter related to the start up of production of Norba-branded units in our Netherlands facility, we believe this business will have significantly improved results in fiscal 2009 as the new leadership team makes progress.

As we’ve previously described, the U.S. concrete mixer market is anemic, with industry volumes down roughly 70%. Our team has increased international concrete mixer sales by over 40% to partially offset the domestic downturn, but that’s not enough to avoid losses in the business. Since we do not expect significant revenue growth in this business until the broader U.S. economy and construction markets improve in mid-2009 or later, we continue to work on lowering the cost structure in this business so we can remain profitable in weak markets.

We have been pleased with the performance of our domestic refuse collection vehicle business in a weak economy. We expect sales in this business to be up in the fourth quarter as we realize the benefits of several quarters of strong orders. We are particularly excited about the potential for growth in compressed natural gas powered refuse vehicles. We recently won a competitive bid for 58 of these units for Brookhaven, NY.

At this time, we do not expect a significant pre-buy for either the concrete mixer or refuse collection vehicle product lines ahead of the 2010 engine emissions standards changes, but we do believe that waste haulers will order at higher levels in 2009 as they work to reduce fleet age.

Before I turn it over to Dave to discuss our financial results, I would like to reinforce our commitment to cost reduction and cash flow generation across the company. We are proactively reducing our cost structure, our inventory levels and our working capital at Corporate and all of our segments. We have already begun these actions and we expect to update you on our progress during our next quarterly call.

Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 9.

Consolidated Results

Consolidated net sales of $1.97 billion for the third quarter of fiscal 2008 were up 6.6% compared to the third quarter of last year, led by defense and access equipment sales. Operating income decreased 5.9% to $181.2 million, with our operating income margin lower this year at 9.2% compared with last year. Margins were lower in all segments, except access equipment. Earnings per share decreased 1.7% to $1.19.

EPS exceeded our June 26 revised estimate range, largely as a result of the timing of deliveries between the third and fourth fiscal quarters, particularly in international markets.

Although we began to experience some impact from rising steel costs during the quarter, we expect that the impact will be much more pronounced beginning in the fourth quarter.

Finally, we were able pay down $78.6 million of debt in the quarter. This is a greater reduction than we had previously expected on June 26 due to strong cash receipts in the last few days of the quarter.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 10.

Access Equipment

Access equipment sales were $920.2 million in the third quarter, up 5.3% compared to the same period last year, driven mainly by strength in our international markets. Higher aerial work platform sales in Europe, foreign currency movement and higher aftermarket sales around the globe provided much of the revenue growth in the quarter, while telehandler sales declined in all markets. Segment revenues in Europe were up almost 30%, with approximately half of the increase due to favorable foreign currency exchange rates, but down in North America about 5%. The segment recorded operating income of $125.2 million, up 27.3% from the prior year quarter and an operating income margin of 13.6%. Operating income benefitted primarily from favorable foreign currency exchange rates, higher parts & service sales as well as favorable product and customer mix.

The backlog for access equipment was $574.5 million at June 30, 2008, which was down 51.7% compared to June 30, 2007 and down slightly from March 31, 2008. The decrease in backlog is largely the result of large block orders placed in the prior year, the weaker economy in the U.S. and weakening markets in certain parts of Europe.

Please turn to slide 11.

Defense

Defense segment sales in the quarter were $489.5 million, up 30.1% compared to last year’s third quarter on continuing strong demand for new trucks and significantly higher aftermarket parts & service sales as a result of higher armor kit sales. Operating income grew slightly from $65.3 million to $66.5 million.

Operating income margin for the quarter in this segment was lower, as we expected, at 13.6%, as a greater percentage of the segment’s sales this quarter came from truck shipments under the FHTV contract that was renegotiated last year. Higher product development costs also contributed to lower margins this quarter compared to the comparable quarter in fiscal 2007.

Backlog in this segment was $1.36 billion at June 30, 2008, down 21.9% compared to the end of last year’s third quarter. While the President signed the 2008 Supplemental into law several weeks ago, orders for many of these requirements will not be in backlog until late fiscal 2008 or early fiscal 2009.

Please turn to slide 12.

Fire & emergency

Turning to fire & emergency, sales decreased by 3.1% to $281.3 million, compared to the prior year’s third quarter, in a challenging environment. While sales for Pierce and airport products were up modestly, we experienced softer sales at JerrDan and Oshkosh Specialty Vehicles, for the reasons Charlie noted. We also experienced a shift in the timing of deliveries at our European fire apparatus subsidiary from the third quarter to the fourth quarter. Operating income in the segment declined 38.2% to $17.9 million, or 6.4% of sales, compared to the prior year quarter due mostly to lower volumes at certain businesses in this segment, product mix and a work stoppage at a fabrication facility, that has since been resolved.

Compared to prior year, the fire & emergency backlog was up 10.3% to $669.1 million on June 30, 2008 due largely to higher fire apparatus backlogs.

Please turn to slide 13.

Commercial

Commercial sales declined 7.3% to $294.5 million compared to last year’s third quarter due to on-going weakness in the U.S. residential construction market as well as the overall weak domestic economy. Revenue was up for both our U.S. and European refuse collection vehicle businesses, but the increase did not offset the decline in concrete placement.

We recorded an operating loss in this segment of $6.2 million in the third quarter. The loss included an operating loss of $12.5 million at Geesink during the quarter.

We continued to experience inefficiencies at Geesink related to the relocation of Norba-branded production from Sweden to The Netherlands. We are making progress addressing the throughput rate and we expect that efficiencies will improve significantly as we head into fiscal 2009. Unfavorable foreign currency movements along with higher material and warranty costs also affected Geesink’s performance this quarter.

Backlog for the commercial segment was up 11.6% at June 30, 2008 compared to June 30, 2007 due to strength in domestic refuse collection vehicle orders.

Please turn to slide 14 for a review of our guidance for the full-year fiscal 2008.

Oshkosh Fiscal 2008 Estimates

All comparisons are to our fiscal 2007 actual results.

On a consolidated basis, we are estimating total sales of $7.03 to $7.1 billion, an increase of 11.4% to 12.6% over 2007.

For access equipment, we are adjusting our revenue expectation to growth of approximately 20% for the full year. This equates to a sales decline in the fourth quarter of approximately 20% compared with the fourth quarter of 2007. The reduction in our outlook compared to our May 1 estimates is based primarily on a recent slowdown in Western Europe, with some on-going weakness in North America. We expect that North American sales in the fourth quarter will be down more than 30% compared with last year’s fourth quarter, with European sales expected to be down slightly.

We are increasing our expected full-year sales growth rate for defense to approximately 35%, driven by both our vehicle and parts & service businesses.

For fire & emergency, we expect full-year revenues to be up slightly, compared with 2007 results. This reflects strength in our Pierce fire apparatus and airport products businesses, offset by weakness in our towing and recovery and mobile medical product lines.

Finally, we expect that commercial sales will be down approximately 15% for the year. The decrease is driven by a weak concrete placement market, which is being impacted by the previously discussed U.S. residential construction market conditions as well as the remaining impact on current year demand of the pre-buy ahead of the 2007 engine emissions standards changes.

Turning to slide 15, let’s review our operating income assumptions.

Oshkosh Fiscal 2008 Estimates

We are reducing our expectations for full-year operating income to a range of approximately $560 to $575 million. This implies a consolidated operating income margin of 7.9% to 8.2%.

We now believe access equipment margins will improve by 80 to 100 basis points over last year. This implies a lower than previously estimated fourth quarter operating income margin, which is driven by expected lower sales volume and the impact of raw material cost increases before recently announced price increases in this segment take effect on October 1.

We estimate that defense margins will decline by a range of 330 to 350 basis points, reflecting a higher percentage of sales under certain of our lower margin programs. As we said previously, if we receive a JLTV Technology Development contract in fiscal 2008, we would expect to incur additional expenses related to program development that are not included in this operating income margin estimate.

We are modestly reducing our estimate for fire & emergency margins and now expect them to decline by 150 to 170 basis points in fiscal 2008 due largely to weakness in several of our businesses in this segment.

We expect our commercial segment to incur an operating loss for the fiscal year of 2.5% to 3.0% of segment sales. The decrease in margins from our previous estimates is mostly due to expected lower results at Geesink.

We now expect corporate and intersegment elimination expenses to increase by approximately $20 million in fiscal 2008, down $5 to $10 million from prior estimates due to lower estimated incentive compensation and an increased focus on cost containment.

Turning to slide 16, let’s take care of a few more P&L items.

Oshkosh Fiscal 2008 Estimates

We estimate our interest expense will be approximately $215 million.

We estimate our full-year tax rate will be 34.0%.

Expectations for equity in earnings have increased to a range of $8.0 to $8.5 million of income.

Finally, our estimate for average shares outstanding is 75 million for earnings per share calculations.

Oshkosh Fiscal 2008 Estimates

Finishing up with slide 17, as we mentioned in our press release and earlier during the call today, we have reduced our full-year fiscal 2008 outlook to an EPS range of $3.15 to $3.30, including a range of $0.50 to $0.65 EPS for the fourth fiscal quarter.

Our current capital expenditure estimate for the year is $85 million and our debt estimate for the end of fiscal 2008 is between $2.85 and $2.90 billion. This is higher than our previous estimated debt balance at September 30 due to lower earnings and higher working capital levels.

We’ve received inquiries regarding our debt levels and our ability to comply with the financial covenants contained in our credit agreement. The financial covenants contained in our credit agreement specifically exclude the impact of writedowns of intangible assets, such as the writedown at Geesink. And as of June 30, 2008, we are in compliance with all of our financial covenants.

If we determine that our estimated earnings and debt levels will be such that it is likely that we would violate a financial covenant, we would seek a waiver or amendment to our credit agreement in advance to avoid any violation. Amending our credit agreement would likely result in the payment of significant upfront fees as well as higher interest rates.

I’ll turn it back over to Bob for a wrap-up before the Q and A. Please turn to slide 18.

Bob Bohn

Thanks, Dave.

FY 2009 Comments

While we are not able to provide detailed and comprehensive estimates for 2009 at this time, I would like to make a few high-level comments about our next fiscal year, which should help you understand our company and our outlook a little better.

Let’s take a look at each of our segments.

Our defense business is solid and we expect to grow the top line in 2009. We expect this because we have contracts, a healthy backlog and a recently signed supplemental spending bill that funds this business into our fiscal 2010. We also know that we have a strong and capable group that services our defense customer and they are the best at what they do. Quite simply, Oshkosh builds the best medium- and heavy-payload tactical military vehicles in the entire world. We believe there will be continued need for replacement and remanufacture of our vehicles due to the conflicts in Iraq and Afghanistan as well as general wear and tear. We will do everything in our power to continue to be as responsive as we can be for our customer. We expect operating income margins in this segment to remain under pressure in fiscal 2009 as we continue to negotiate new contracts with the U.S. government.

Our fire & emergency business is already facing weak end-markets caused mainly by low municipal tax receipts that are driving weak municipal spending. We have the leading brands in our markets and we are new product innovators. Even if municipal spending weakness persists, we believe that this segment can weather the storm. At this time, we expect flat to slightly lower sales and operating income in this segment next year. It is generally the nature of these businesses that they don’t grow too rapidly in strong markets and they don’t decline too rapidly in weak markets, either.

Our commercial segment should benefit in fiscal 2009 from strong domestic refuse collection vehicle orders. When you add this to our expectation that our European refuse collection vehicle business will deliver significantly improved results in 2009, you have the potential for a solid turnaround in profitability for this segment.

We expect our North American access equipment sales to remain under pressure in fiscal 2009 as most forecasters are expecting soft construction markets into calendar 2009. In Europe, we expect growth in Eastern Europe, while certain Western European countries will likely be weak. Additionally, we expect our sales to grow in Latin America, the Middle East and Asia in fiscal 2009. Overall, we anticipate that segment sales will likely decline, but we are the industry leader and customers tend to consolidate their purchases with the industry leaders in times of uncertainty; so we would expect to deliver market-leading performance in 2009. It’s too early to estimate the full impact of cost increases and our product selling price increases on the segment’s performance. To that end, we will be in a better position to provide more definitive commentary in several months when we announce our fourth quarter and full year results.

Many businesses are facing economic headwinds like we are at Oshkosh. I have absolute faith that our people will remain strong and that we will emerge from these challenges as a stronger and more robust company. We are taking the actions necessary to optimize our performance. Oshkosh has a long, proud history of creating shareholder value and we will work to do so in the future.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Thanks Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.